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                                                                                                                   Exhibit 12.1



                                              AMEREN CORPORATION
                                Computation Of Ratio Of Earnings To Fixed Charges
                                      (Thousands of Dollars Except Ratios)


                                                                               Twelve Months Ended December 31,
                                                                               --------------------------------
                                                                  1999          2000         2001          2002          2003
                                                                  ----          ----         ----          ----          ----

Net income from continuing operations                            385,095       457,094       475,386       382,065       505,729
Income taxes                                                     253,490       298,623       305,667       236,320       301,209
Fixed charges                                                    193,151       204,631       222,671       239,140       303,234

Less:
  Preference security dividend requirements of consolidated
  subsidiaries                                                   (20,977)      (20,997)      (20,447)      (17,547)      (17,330)
                                                               ----------    ----------    ----------    ----------    ----------
Total earnings                                                   810,759       939,351       983,277       839,978     1,092,842


Fixed Charges:

Interest expense                                                 168,275       179,706       198,648       218,741       281,735
Estimated interest costs within rental expense                     3,899         3,928         3,576         2,852         4,169

Preference security dividend requirements of consolidated
subsidiaries:
  Preference dividends of consolidated subsidiaries               12,650        12,700        12,445        10,841        10,861
  Adjustment to pre-tax basis                                      8,327         8,297         8,002         6,706         6,469
                                                               ----------    ----------    ----------    ----------    ----------
                                                                  20,977        20,997        20,447        17,547        17,330


Total fixed charges                                              193,151       204,631       222,671       239,140       303,234

Ratio of Earnings to Fixed Charges                                  4.20          4.59          4.42          3.51          3.60

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